Exhibit 99.1

 BSD MEDICAL LAUNCHES HYPERTHERMIA WEBSITE DEDICATED TO PATIENTS AND CAREGIVERS

     SALT LAKE CITY, May 10 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced it has launched a website dedicated to providing information and resources for patients and caregivers seeking information on hyperthermia therapy, www.treatwithheat.com. This is the first stage of a nationwide marketing campaign directed towards educating cancer patients and caregivers about the benefits of hyperthermia therapy.

     The website will serve as an all-inclusive resource center on how hyperthermia works to fight cancer, whether hyperthermia is an option for treatment, how to find a treating physician, what physicians say about the treatment and where patients and caregivers can get more information.

     The website communicates to patients and caregivers the hope that hyperthermia provides in the fight against cancer and acts as a support tool designed to assist cancer patients with an internet-based resource center. The website is an easy-to-navigate resource that helps users find simple and straightforward ways to ease concerns and answer questions.

     Visitors to the website can access patient information kits, interactive DVDs and other tools providing education on how hyperthermia works as well as join a hyperthermia data-base that supports online lead generation. The website was developed by Richter7, a full-service advertising and marketing firm with expertise in the development of medical websites. Richter7 has developed and implemented successful websites for medical device manufacturers such as Medtronic and Biolase.

     BSD Medical produces precision guided RF and microwave heat therapy systems used in the treatment of cancer and other diseases or medical conditions. Hyperthermia therapy and thermal therapy are biomedical treatments for malignant and benign tumors and certain other physical disorders, using principles of heat delivery within the body. Creating hyperthermia in cancerous tissue is used to kill cancer directly and to make radiation treatments more effective.

     For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on increasing patient exposure to the Company's cancer therapy are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
     -0-                             05/10/2006
     /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930/
     /Web site:  http://www.BSDMedical.com./
     (BSM)